Exhibit 10.3

LETTER AGREEMENT AND TERMINATION OF INVESTOR RIGHTS AGREEMENT

April 2, 2009

To:  The Investors (as defined below)
Cc:  Keywin Holdings Limited

Re:           Agreement and Termination of Investor Rights Agreement (“Termination Agreement”)

Gentlemen:

We refer to the Investor Rights Agreement (the “Investor Rights Agreement”), dated as of November 19, 2007, by and among Network CN Inc. (the “Company”); Sculpture Finance (MD) Ireland Limited,  Sculpture Finance (AS) Ireland Limited and Sculpture Finance (SI) Ireland Limited (the “Initial Investors”); and OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd. and OZ Global Special Investments Master Fund, L.P. (together with the Initial Investors, the “Investors”), pursuant to which, among other things, the Company granted certain rights to the Initial Investors in connection with their purchase of 3% Senior Secured Convertible Notes Due June 30, 2011 of the Company (the “Original Notes”) in aggregate principal amount of $50,000,000, under that certain Note and Warrant Purchase Agreement, dated as of November 19, 2007, by and among the Company, the Investors and certain other parties named therein, as amended by the First Amendment to the Note and Warrant Purchase Agreement, dated as of January 31, 2008.

As you know, the Initial Investors have agreed to transfer and sell to Keywin Holdings Limited (“Keywin”), a portion of the Original Notes held by them (the “Keywin Note”), pursuant to a certain Note Purchase Agreement, dated April 2, 2009, by and among Keywin and the Initial Investors. Keywin desires, among other things, to exchange the Keywin Note into 307,035,463 shares of the Company’s common stock, in full satisfaction of the Company’s obligations under the Keywin Note, and to be granted an option to purchase from the Company an aggregate of 122,814,185 shares of the Company’s common stock for an aggregate purchase price of $2,000,000, on the terms and conditions set forth in that certain Note Exchange and Option Agreement, dated as of the date hereof, among the Company and Keywin (the “Option Agreement”).   In connection with the foregoing transactions, the Initial Investors desire, among other things, to exchange the balance of the Original Notes in the aggregate principal amount of $5,000,000, for new notes of the Company (the “New Notes”), on the terms and conditions set forth in that certain Note Exchange Agreement, dated as of the date hereof, among the Company and the Investors (the “Exchange Agreement”).

In consideration of the Company’s agreement to enter onto the Option Agreement and the Exchange Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, Keywin and the Investors have agreed as follows:

1.      Termination.  The Company and each of the undersigned agree to terminate the Investor Rights Agreement in its entirety, effective upon the execution of this Termination Agreement and the consummation of the transactions contemplated by the Option Agreement and the Exchange Agreement  (“Termination Date”).  As of the Termination Date, the Investor Rights Agreement will be deemed in all instances and for all purposes to be fully and finally surrendered and terminated and of no further force and effect, and none of the parties thereto will have any further rights or obligations thereunder. The Company and Keywin hereby covenant and agree not to waive, modify or amend any provision of the Option Agreement prior to the close of the transactions contemplated therein without the prior written consent of the Investors.

2.      Right of Co-Sale.

(a)      In the event that Keywin, its affiliates and/or any of the persons listed in the Company’s filings with the Securities and Exchange Commission, as current officers or directors of the Company (collectively, the “Controlling Stockholders”) propose to transfer, sell, assign or otherwise dispose of, or transfer, sell, assign or otherwise dispose of, in each case, directly or indirectly, any of its or their securities in the Company (the “Selling Controlling Stockholder”) in a transaction which, together with previous transfers or sales, would constitute a Change in Control (a “Proposed Transfer”), then each of the Investors (and their assigns) shall have the right to sell at their sole election, together with such Selling Controlling Stockholder, up to their entire interest in the Company (including, for the avoidance of doubt, at such Investor’s sole election, either the New Notes or the securities issuable upon and pursuant to the conversion of the New Notes (the “Conversion Shares”)); provided, however, that any such co-sale shall be on the same terms and conditions agreed to by the Selling Controlling Stockholder (it being understood that in the event that the Electing Investor elects to transfer the New Notes in connection with the Proposed Transfer, the consideration for the New Notes shall equal in the aggregate the consideration payable per Transfer Share (defined below) multiplied by the aggregate amount of the Conversion Shares without giving effect to the Conversion Limitation (defined below) (the “Notes Purchase Price”)).  The Company shall cause the Selling Controlling Stockholder to deliver (and in the event the Selling Controlling Stockholder is Keywin and/or any of its affiliates, Keywin shall deliver) to the Investors, notice of any Proposed Transfer, not later than thirty (30) days prior to the consummation of such Proposed Transfer (“Transfer Notice”).  The Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer, the amount and type of securities to be transferred and sold by the Selling Controlling Stockholder (the “Transfer Shares”) and the identity of the prospective transferee(s) (the “Proposed Transferee”).  Each Investor who desires to exercise its co-sale rights hereunder (each an “Electing Investor”) must give the Selling Controlling Stockholder written notice to that effect within fifteen (15) days after receipt of the Transfer Notice, which notice shall include the amount and type of securities in the Company such Electing Investor elects to transfer to the Proposed Transferee, and upon giving such notice such Electing Investor shall be deemed to have effectively exercised its right of co-sale hereunder.  To the extent that any Proposed Transferee prohibits the participation of any Investor exercising its right of co-sale hereunder in a Proposed Transfer or otherwise refuses to purchase the New Notes or Conversion Shares (as applicable) from such Investor(s) exercising its right of co-sale hereunder, the Selling Controlling Stockholder shall not sell to such Proposed Transferee any securities of the Company unless and until, simultaneously with such sale, the Selling Controlling Stockholder shall purchase the New Notes or the Conversion Shares from such Investor for the same consideration (it being understood that in the event that the Electing Investor elects to transfer the New Notes in connection with the Proposed Transfer, the consideration for the New Notes shall equal the Notes Purchase Price) and on terms no less favorable than described in the sale notice.  Notwithstanding anything to the contrary contained herein, in the event that the Electing Investors are required to provide any representations, warranties or indemnities in connection with the exercise of their co-sale rights hereunder, each Electing Investor shall only be required to provide representations, warranties and indemnities concerning such Electing Investor’s (i) title and ownership of such securities, and (ii) power and authority to enter into the Proposed Transfer, and shall not be obligated to make any other representations and warranties, including without limitation, general Company representations and warranties; and provided further, with respect to any indemnification required to be given by such Electing Investor: (a) the liability of such Electing Shareholder shall be several and not joint, (b) such  Electing Investor shall be liable for no more than its pro-rata share (based upon the consideration actually received by it) of any liability for misrepresentation, breach of warranty or indemnity and (c) the liability of such Electing Investor with respect to any indemnification obligation will not exceed the net cash proceeds paid to such Electing Investor in connection with the Proposed Transfer. Each Electing Investor shall pay its own expenses incurred in any exercise of its co-sale rights hereunder.  For the purposes of this Termination Agreement, “Change of Control” means any transaction or series of related transactions involving (i) a merger, consolidation, amalgamation, scheme of arrangement, reorganization, or other similar transaction of the Company with or into any other person in which the Controlling Stockholders own less than a majority (50.1%) of the outstanding common stock or voting power of the surviving entity immediately following the consummation of such transaction, (ii) a transfer or issuance of securities or voting power of the Company following which the Controlling Stockholders own less than a majority (50.1%) of the outstanding common stock or voting power of the Company, (iii) sale, transfer, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries (including the licenses and permits necessary to conduct the business of the Company and its subsidiaries the People’s Republic of China), or (iv) a transfer of a majority (50.1%) of the outstanding common stock or voting power of Keywin; and “affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.      Note Conversion Limitation.  Notwithstanding any provision of the New Notes, the Investors shall not convert, and the Company shall not issue any shares of the Company’s common stock (“Common Stock”) upon any attempted conversion or exercise of, any portion of the New Notes, to the extent that after giving effect to such conversion, the Investors (together with their affiliates) collectively would have acquired, through the conversion of the New Notes or otherwise, beneficial ownership of a number of shares of Common Stock in excess of 9.99% of the aggregate number of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise (the “Conversion Limitation”).  For purposes of the foregoing, the number of shares of Common Stock beneficially owned by the Investors and their affiliates shall include the number of shares of Common Stock issuable upon conversion of the New Notes with respect to which such determination is being made, and shall include additional shares of Common Stock issued to the Investors after the date hereof, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any New Notes beneficially owned by the Investors or any of their Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Investors or any of their Affiliates.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder from time to time in effect, the “Exchange Act”).  By not less than 65 days’ prior written notice to the Company, the Investor may, at its election, (i) increase or decrease the Conversion Limitation to any other percentage not in excess of 9.99% specified in such notice, and the Conversion Limitation shall continue to apply until such 65th day (or such later date, as determined by the Investor, as may be specified in such notice); or (ii) waive in whole or in part permanently or temporarily at any time the provisions of this Section and this Section shall not be waived until such 65th day (or such later date, as determined by the Investor, as may be specified in such notice).

4.      Representations of the Parties.  Each of the Company and the undersigned hereby represents and warrants to each other that it has all necessary power and authority to execute the Termination Agreement on its own behalf, and that the Termination Agreement constitutes a legal, valid and binding obligation of the Company and each of the undersigned, as the case may be, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

5.      Governing Law.  This Termination Agreement and the rights and obligations of all parties hereunder shall be deemed to have been made in the State of New York and shall be governed by and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.      Specific Enforcement.  Upon a breach by the Company and/or Keywin of this Termination Agreement, in addition to any such damages as the Investors are entitled to, directly or indirectly, by reason of said breach, the Investors shall be entitled to injunctive relief against the Company and/or Keywin if such relief is applicable and available, as a remedy at law would be inadequate and insufficient.  Nothing in this paragraph shall be construed as limiting the Investors’ remedies in any way.

7.      Public Disclosure. The parties hereto will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release, filing with the Securities Exchange Commission or public statement with respect to this Agreement and the transactions contemplated hereby and under the other Transaction Documents, and will not issue any such press release or make any filings with the Securities Exchange Commission or any public statement prior to such consultation and (to the extent practical) agreement, except as may be required by law.

8.      Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Termination Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto; provided, however, that subject to applicable laws and regulations, this Termination Agreement and all rights hereunder may be transferred or assigned in whole or in part by the Investors, and the Company and Keywin shall assist the Investors in consummating any such transfer or assignment.

9.      Entire Agreement; Amendment.  This Termination Agreement and the other documents and agreements executed in connection with this Termination Agreement and referenced herein contain the entire agreement among the parties hereto with respect to the transactions contemplated herein, and can be amended only by the written instrument of each party.

10.    Counterparts.  This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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If the foregoing provisions correctly state our understanding with respect to the above matters, please indicate your agreement by signing two copies of this letter in the space provided below and returning one of the copies to us.

Very truly yours,

NETWORK CN INC.

By:	/s/ Godfrey Hui
Name:	Godfrey Hui
Title:	Chief Executive Officer

Acknowledged this _2_ day of  April, 2009:

SCULPTOR FINANCE (MD) IRELAND LIMITED		OZ GLOBAL SPECIAL INVESTMENTS MASTER FUND, L.P.

By:	/s/ Carmel Naughton	By: OZ Advisors II LP, its General Partner
Name: Carmel Naughton		By: Och-Ziff Holding LLC, its General Partner
Title: Director

		By:	/s/ Joel Frank
Name: Joel Frank
Title: CFO

SCULPTOR FINANCE (SI) IRELAND LIMITED		OZ MASTER FUND, LTD.

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner
By:	/s/ Carmel Naughton
Name: Carmel Naughton
Title: Director		By:	/s/ Joel Frank
Name: Joel Frank
Title: CFO

SCULPTOR FINANCE (AS) IRELAND LIMITED		OZ ASIA MASTER FUND, LTD.

By: OZ Management LP, its Investment Manager
By: Och-Ziff Holding Corporation, its General Partner
By:	/s/ Jennifer Coyne
Name: Jennifer Coyne
Title: Director		By:	/s/ Joel Frank
Name: Joel Frank
Title: CFO

KEYWIN HOLDINGS LIMITED

By:	/s/
Name:
Title: